Exhibit 99.1

For more information contact:
Kevin Eichner or Frank Sanfilippo (314) 725 5500
Melissa Sturges (816) 221 7500 or Ann Marie Mayuga (314) 469 4798

ENTERPRISE FINANCIAL ANNOUNCES TRUST REORGANIZATION
Steve Ray Named President of Enterprise Trust
Paul Vogel To Lead New Venture For Ultra-High Net Worth Clients

St. Louis, November 8, 2007. Kevin C. Eichner, President and CEO of Enterprise Financial and Chairman of Enterprise Trust announced that Steven L. Ray has been named President of Enterprise Trust, replacing Paul L. Vogel in that capacity, effective immediately. Ray, an eight year veteran of Enterprise Trust with over 25 years in the industry, has been leading Enterprise’s highly successful Fiduciary Trust operation for the past three years. He is well regarded in the estate and trust legal community and has extensive experience in all aspects of trust-related matters.

Eichner commented, “Steve Ray is a consummate professional and business developer and will continue to serve our company and its clients at the highest levels. He has done an exceptional job in managing our Fiduciary Trust business. We are very fortunate to have him in his new role.”

In a related move, Enterprise Financial Services Corp (NASDAQ: EFSC), the parent company of Enterprise Bank & Trust, announced that it is entering into an agreement with a new private multi-family wealth management office for ultra high net worth individuals and families. This new venture will be structured to provide comprehensive financial planning and specialized investment services to complement those currently offered by Enterprise Trust. Over time, EFSC also expects to provide a variety of banking and trust services to the clientele of this new entity.

The new multi-family office will be led by Vogel, who is transitioning from his current role as President and CEO of Enterprise Trust. As an equity partner in the new venture, Vogel will continue to serve selected clients of Enterprise Trust in an arrangement which allows him to focus all of his time and energy on client advising and service.

In commenting on these moves, Eichner said, “Paul Vogel has played an important role in building our Trust line of business to over $1.75 billion in assets. He is an exceptional technical resource and we are pleased that he will continue to be of counsel to our clients in this new role. We are also pleased that this new venture will afford EFSC an additional future outlet for its trust and banking platforms over time.”

Vogel noted, “I have certainly enjoyed my role in helping to build Enterprise Trust, but I would be the first to acknowledge that my true passion is in advising clients rather than serving in an executive role. In this new capacity, I firmly believe I will be in my personal highest and best use and look forward to spending 100 percent of my time on serving the partner families of our new venture and my many good friends and clients at Enterprise.”

Exhibit 99.1

Shannon F. Moenkhaus will continue as Senior Vice President of Enterprise Trust Advisory in St. Louis and Nicholas J. Karabas will continue as leader of Enterprise’s Kansas City Trust Advisory group. These groups provide estate and income tax planning, succession management, retirement sufficiency, and investment management primarily for business owners, executives, professionals and their families.

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Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City with a recent announcement of its intent to enter the Phoenix, Arizona market with a state de novo bank charter in 2008. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.